EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Sangamo BioSciences, Inc. Employee Stock Purchase Plan, 2000 Stock Incentive Plan and 2004 Stock Incentive Plan of our reports dated March 13, 2006, with respect to the consolidated financial statements of Sangamo BioSciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Sangamo BioSciences, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effeciveness of internal control over financial reporting of Sangamo BioSciences, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 24, 2006